                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933


                                 BENTHOS, INC.
         ------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

              Massachusetts                        04-2381876
         ----------------------              ------------------------
    (State or Other Jurisdiction of              (I.R.S. Employer
     Incorporation or Organization)            Identification No.)

            49 Edgerton Drive, North Falmouth, Massachusetts  02556
            -------------------------------------------------------
        (Address of Principal Executive Offices)             (Zip Code)

                                 Benthos, Inc.
                 1998 Non-Employee Directors' Stock Option Plan
                 ----------------------------------------------
                             (Full title of plans)

                            William F. Griffin, Jr.
                         Davis, Malm & D'Agostine, P.C.
                                One Boston Place
                          Boston, Massachusetts  02108
                          ----------------------------
                    (Name and Address of Agent for Service)

                                 (617) 367-2500
                                 --------------
         (Telephone Number, Including Area Code, of Agent For Service)

                        CALCULATION OF REGISTRATION FEE


================================================================================

                                    Proposed    Proposed
Title of                            Maximum      Maximum
Securities           Amount         Offering    Aggregate   Amount of
to be                 to be          Price      Offering   Registration
Registered         Registered      Per Share      Price        Fee
---------------  ---------------  ------------  ---------  ------------

Benthos, Inc.    11,250  shares   $11.50 (1)     $129,375       $ 39.20
   1998 Non-     15,000  shares    14.25 (1)      213,750         64.77
   Employee      15,000  shares    13.375(1)      200,625         60.80
   Directors'    120,000  shares    8.25 (2)      990,000        300.00
 Stock Option
  Plan
Common Stock
$.0667 par value
================================================================================


(1) These shares are issuable upon exercise of outstanding options with fixed exercise prices. Pursuant to Rule 457(h)(1), the aggregate offering price and the fee have been computed on the basis of the price at which the options may be exercised.

(2) The price of $8.25, which was the closing price on the Nasdaq SmallCap Market on July 27, 1998, is set forth solely for purposes of calculating the filing fee pursuant to Rule 457(c) and has been used only for those shares without a fixed exercise price.

PROSPECTUS

                                161,250 Shares

                                 BENTHOS, INC.

                                  COMMON STOCK
                               ($.0667 par value)

                                   Under the
                                 Benthos, Inc.
                          1998 Non-Employee Directors'
                               Stock Option Plan
                              --------------------

     Participation in the Benthos, Inc. 1998 Non-Employee Directors' Stock Option Plan, including certain individually negotiated arrangements ( the "Plan") is offered on the basis set forth herein to certain individuals who have rendered services to Benthos, Inc. and its subsidiary upon the terms and conditions of individual option agreements entered into pursuant to the Plan. Benthos, Inc., together with its subsidiary, is herein referred to as the "Company".
                              --------------------

     Offers or resales of shares of Common Stock acquired under the Plan by "affiliates" of the Company, as defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act"), are subject to certain restrictions (see "Resale of Shares by Affiliates").

                              --------------------

       THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES
              THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT.

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

     No person has been authorized to give any information or to make any representation other than as contained herein in connection with the offer contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered by this Prospectus in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation.
                             ---------------------

                 The date of this Prospectus is  July __, 1998.

     The delivery of this Prospectus at any time does not imply that information herein is correct as of any time subsequent to the date of this Prospectus. Statements in this Prospectus as to the provisions of the Plan are not necessarily complete and in each instance reference is made to the copy of the Plan which appears as Appendix A to this Prospectus, and each such statement in this Prospectus is qualified in all respects by such reference.

     The Company does not intend to update this Prospectus in the future unless and until there is a material change in the information contained herein. However, the Company intends to reflect any change in the information contained in this Prospectus by distributing, as and when considered appropriate by the Company in light of the nature of such change, an Appendix to every person to whom this Prospectus has previously been given and who continues to hold or is granted an option under the Plan, unless such change (i) is reflected in any document filed by the Company with the Securities and Exchange Commission (the "Commission") after the date of this Prospectus and incorporated by reference into this Prospectus, (ii) is otherwise communicated to such person in accordance with the rules and regulations of the Commission in effect from time to time, or (iii) is not required to be reflected in an update to this Prospectus by such rules and regulations.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files proxy statements, reports and other information with the Commission. Such proxy statements, reports and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 or at the Regional Offices of the Commission located at: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Suite 1300, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

     The Company has filed with the Commission a Registration Statement under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities covered hereby, reference is made to the Registration Statement and to the exhibits thereto filed as a part thereof.

     The Company will furnish without charge to any person holding options under the Plan, a copy of this Prospectus, the most recent supplement hereto, and a copy of any or all of the documents that have been incorporated by reference in the Registration Statement of which this Prospectus is a part, other than exhibits to such documents. Requests should be addressed to: Francis E. Dunne, Jr., Benthos, Inc., 49 Edgerton Drive, North Falmouth, Massachusetts 02556 (telephone number (508)-563-1000).

                               TABLE OF CONTENTS
                               -----------------

                                                                         Page

Introduction............................................................. 4
The Plan................................................................. 4
     Nature and Purposes of the Plan..................................... 4
     Administration of the Plan.......................................... 4
     Securities Subject to the Plan...................................... 4
     Eligibility......................................................... 5
     Terms of Options.................................................... 5
     Change of Control................................................... 5
     Adjustments to Shares............................................... 5
     Amendment and Termination........................................... 5
     Federal Income Tax Consequences..................................... 5
Resale of Shares by Affiliates........................................... 6
Officers and Directors - Section 16(b) Liability......................... 6
Reports to Stockholders and Optionholders................................ 6
Incorporation of Certain Documents by Reference.......................... 6

                                  INTRODUCTION

     The Company has filed a Registration Statement with the Commission under the Securities Act for the registration of an aggregate of 161,250 shares of Common Stock, $.0667 par value per share ("Common Stock") of the Company which may be purchased by the exercise of options granted pursuant to the Benthos, Inc. 1998 Non-Employee Directors' Stock Option Plan (the "Plan"), including certain individually negotiated arrangements described under "The Plan - Eligibility."

     The principal executive offices of the Company are located at 49 Edgerton Drive, North Falmouth, Massachusetts 02556 and the telephone number is (508)- 563-1000.

                                   THE  PLAN

NATURE AND PURPOSES OF THE PLAN

     The purpose of the Plan is to promote the long-term success of the Company by creating a long-term mutuality of interest between the non-employee directors and stockholders of the Company, to provide an inducement for such directors to remain with the Company and to provide a means through which the Company may attract able persons to serve as directors of the Company. The Plan replaces the Company's Stock Option Plan for Non-Employee Directors approved by the stockholders in 1994 (the "1994 Plan").

     The Plan was adopted by the Board of Directors of the Company on January 23, 1998 and approved by its stockholders on April 3, 1998. The Plan is not a qualified pension, profit sharing or stock bonus plan under Section 401(a) of the Internal Revenue Code nor is it an "employee benefit plan" subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

ADMINISTRATION OF THE PLAN

     The Plan shall be administered by a committee (the "Committee") consisting of not less than two members of the Board of Directors. At all times, the membership of the Committee shall satisfy the requirements of Rule 16b-3 under the Securities Exchange Act of 1934 or any successor rule. Notwithstanding the foregoing, the selection of directors to whom stock options are to be granted, the timing of such grants, the number of shares subject to any stock option, the exercise price of any stock option, the periods during which any stock option may be exercised and the term of any stock option shall be determined by the Board of Directors and the Committee shall have no discretion as to such matters. Further information regarding the Plan and its administrators may be obtained from Francis E. Dunne, Jr., Benthos, Inc., 49 Edgerton Drive, North Falmouth, Massachusetts ((508) 563-1000).

     Under Massachusetts law, the board of directors of a Massachusetts corporation, such as the Company, which has a class of voting stock registered under the Exchange Act ( a "registered corporation") is classified into three groups which govern the term for which the members of each group shall hold office. The members of the first group ("Class I Directors") hold office until the next annual meeting; the members of the second group ("Class II Directors") and the third group ("Class III Directors") hold office until the second and third annual meeting respectively, following the enactment of the law. At each annual meeting, the successors to the class of directors whose term expires are elected to a term of three years. The provisions of this law apply to the Company, since its Board of Directors has not voted to be exempt from its provisions. Directors classified under the new law may resign, but can be removed by the stockholders only for cause. Vacancies on the Board of Directors are filled by vote of the remaining directors.

SECURITIES SUBJECT TO THE PLAN

     The Company has reserved an aggregate of 150,000 shares of Common Stock for issuance under the Plan. If, prior to the termination of the Plan, options granted expire or terminate for any reason without having been exercised in full, such unpurchased shares subject to option will again become available for subsequent grant of options under the Plan.

ELIGIBILITY

     Under the Plan, each director who is not an employee of the Company will be entitled to receive (when he initially assumes office) an option for the purchase of 15,000 shares of the Company's Common Stock. In addition, the Board of Directors may grant additional options under the Plan to non-employee directors from time to time.

     There are presently four non-employee directors of the Company. The only non-employee directors currently participating in the Plan are Gary K. Willis, who was granted an option to purchase 15,000 shares of Common Stock at an exercise price of $14.25 per share in connection with his election as a director on January 23, 1998 and A. Theodore Mollegen, Jr., who was granted an option to purchase 15,000 shares of Common Stock at $13.375 per share on April 3, 1995. Each of the non-employee directors serving prior to the adoption of the Plan (Dr. Fantone and Messrs. Mollegen and Naylor) were previously granted options to purchase 22,500 shares of Common Stock under either the 1994 Plan or predecessor arrangements. In addition, Dr. Fantone was granted an option to purchase 11,250 shares of Common Stock at an exercise price of $11.50 per share in connection with his election as Chairman of the Board of Directors on January 24, 1997, pursuant to an individually negotiated arrangement with the Company. The shares subject to the option granted to Dr. Fantone are included within the shares of Common Stock offered by this Prospectus.

TERMS OF OPTIONS

     Each option granted under the Plan will have an exercise price equal to fair market value as of the date of the grant of the option. The option will not be exercisable during the first twelve months after the date of the grant. After twelve months, the option will be exercisable as to one-third of the shares covered thereby. After twenty-four months from the date of grant, the option will be exercisable as to two-thirds of the shares covered thereby and after thirty-six months from the date of grant, the option will be exercisable as to all of the shares covered thereby. The options expire ten years from the date of grant and are not transferable other than by will or by the laws of descent and distribution. In the event the director ceases to serve as a director of the Company, the option may be exercised only to the extent that the option is exercisable and is in effect on the day such service ceases, except that in the case of death, the option may be exercised by the director's legal representative to the extent that the option is exercisable on the next subsequent anniversary date of the option following the date of death.

CHANGE OF CONTROL

     In the event of certain changes in the ownership of the voting securities of the Company or certain tender offers, proxy contests, mergers or acquisitions (as described in the Plan) the options granted thereunder will become exercisable in full, notwithstanding the exercise schedule.

ADJUSTMENTS TO SHARES

     The Plan provides that the number of shares issuable thereunder shall be adjusted to prevent dilution in the event of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares or stock dividend.

AMENDMENT AND TERMINATION

     The Plan may be amended or terminated at any time by the Board of Directors and will terminate in any event on December 31, 2007.

FEDERAL INCOME TAX CONSEQUENCES

     All options granted under the Plan will be non-qualified stock options (as contrasted with incentive stock options) for Federal income tax purposes. For Federal income tax purposes, no income will be recognized by the optionee on the grant of a non-qualified stock option. On the exercise by any optionee of a non-qualified stock option, the excess of the fair market value of the stock when the option is exercised over its cost to the optionee will be taxable to the optionee and generally deductible by the Company for Federal income tax purposes.

     The foregoing discussion does not purport to be a complete analysis of all tax issues affecting the Plan. For example, the tax consequences of the acquisition of shares subject to a "substantial risk of forfeiture" or the exercise of an option using other shares as payment for all or a portion of the exercise price will differ from those described above. Each optionee should consult his or her own tax advisor with respect to the tax consequences of participation in the Plan.

                         RESALE OF SHARES BY AFFILIATES

     Shares of the Company's Common Stock purchased upon exercise of options granted under the Plan may be resold freely, except that any optionee deemed to be an "affiliate" of the Company within the meaning of the Securities Act and the rules and regulations thereunder, may not sell shares acquired upon exercise of options granted under the Plan unless such shares have been registered by the Company under the Securities Act for resale by such optionee or an exemption from registration under the Securities Act is available. Rule 144 under the Securities Act, which contains limitations on the manner of sale and the amount of shares that may be sold, provides an exemption from registration under the Securities Act. An employee who is not an officer or director of the Company generally would not be deemed an "affiliate" of the Company. It is anticipated that all persons participating in the Plan will be "affiliates" of the Company during such time as they are serving as directors of the Company.

                OFFICERS AND DIRECTORS - SECTION 16(B) LIABILITY

     Section 16(b) of the Exchange Act provides, generally, that any profit realized by an officer or director of the Company from the purchase and sale or sale and purchase of any equity security of the Company within any six-month period is recoverable by the Company. Pursuant to recent amendments to the Exchange Act regulations, the acquisition of an option to purchase shares of Common Stock will generally constitute a "purchase" and the sale of shares received upon exercise of an option will generally constitute a "sale" for purposes of Section 16(b). The exercise of an option is generally exempt from
Section 16(b). Accordingly, the acquisition by an officer or director of an option under the Plan will not be deemed a "purchase" for the purposes of
Section 16(b), so long as the option or the underlying Common Stock is not disposed of for six months from the date of grant. If the six month holding period is not satisfied, the acquisition of the option will be deemed a "purchase."

                   REPORTS TO STOCKHOLDERS AND OPTIONHOLDERS

     The Company will furnish its stockholders and persons holding options under the Plan with annual reports containing audited consolidated financial statements and with quarterly reports for the first three quarters of its fiscal year containing unaudited consolidated financial information.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated in and made a part of this Prospectus by reference as of their respective dates:

              (1) The Company's Annual Report on Form 10-KSB under the Securities Exchange Act of 1934 for the fiscal year ended September 30, 1997, filed with the Commission on December 23, 1997.

              (2) The description of the Company's capital stock contained under the caption "Description of Capital Stock" in the Company's Registration Statement on Form 10-SB under the Securities Exchange Act filed with the Commission on December 17, 1996 and declared effective on December 30, 1996.

     In addition to the foregoing documents, all documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of filing of such documents.

                                    PART II


Item 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

          The following documents are hereby incorporated by reference in this Registration Statement:

          (a) The registrant's Annual Report on Form 10-KSB filed on December 23, 1997 pursuant to Section 13(a) of the Securities Exchange Act of 1934.

          (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the registrant's fiscal year ended September 30, 1997.

          All documents subsequently filed by the registrant pursuant to Section 13(a), 12(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and shall be part hereof from the date of filing of such documents.

Item 4.   DESCRIPTION OF SECURITIES.

     Not applicable.

Item 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

Item 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Article 7 of the registrant's By-Laws provides, in effect, that each director, officer, or employee of the registrant appointed or elected by the Board of Directors (and certain other persons) shall be indemnified by the registrant against any fine, penalty, liability or judgment (including amounts paid in settlement and reasonable professional fees) incurred by an indemnified person arising out of any action, suit or proceeding (civil, criminal, administrative or investigative) brought or threatened, in which the indemnified person is involved as a result of his service as a director, officer, or employee of the registrant. No indemnification shall be provided to any person in any proceeding in which it shall have been adjudicated that he did not act in good faith in the reasonable belief that his actions were in the best interests of the registrant. With respect to amounts paid in compromise or settlement, no indemnification shall be provided to any person if it is determined by a majority of the disinterested directors then in office or by the holders of a majority of the outstanding stock that he did not act in good faith in the reasonable belief that his actions were in the best interests of the registrant.

          As permitted by Section 13(b)(1 1/2) of the Massachusetts Business Corporation Law, Article VI of the registrant's Articles of Organization provides as follows:

          "No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any statutory provision or other law imposing such liability, except for liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 61 or 62 of Chapter 156B of the Massachusetts General Laws [relating to unauthorized distributions to stockholders and loans to insiders], or (iv) for any transaction from which the director derived an improper personal benefit."

          The registrant maintains a directors and officers liability insurance policy covering its directors and officers against liability for errors, omissions, neglect or breach of duty in their capacity as officers or directors of the registrant, subject to standard exclusions and conditions.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not Applicable.

Item 8.   EXHIBITS.

     4    Benthos, Inc. 1998 Non-Employee Directors' Stock Option Plan

     5 Opinion of Davis, Malm & D'Agostine, P.C. as to the validity of the issuance of the shares of Common Stock being registered (filed herewith).

     23.1 Consent of Arthur Andersen LLP (filed herewith).

     23.2 Consent of Davis, Malm & D'Agostine, P.C. (contained in opinion filed as Exhibit 5).

     24   Power of Attorney (filed herewith).

Item 9.   UNDERTAKINGS.

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Falmouth, Commonwealth of Massachusetts, on this 24th day of July, 1998.

                                    BENTHOS, INC.



                                    By:  JOHN L. COUGHLIN
                                       --------------------------------
                                         John L. Coughlin,
                                           President

     Pursuant to the requirement of the Securities Act of 1933, this registration statement has been signed by the following persons and on the date indicated.


JOHN L. COUGHLIN              President, Chief      July 24, 1998
---------------------------   and Executive
John L. Coughlin              Officer and Director
                              (Principal
                              Executive Officer)



FRANCIS E. DUNNE, JR.         Treasurer and         July 24, 1998
---------------------------   Chief Financial
Francis E. Dunne, Jr.         Officer (Principal
                              Financial and
                              Accounting Officer)



SAMUEL O. RAYMOND             Director              July 24, 1998
---------------------------
Samuel O. Raymond


A. THEODORE MOLLEGEN, JR.     Director              July 24, 1998
---------------------------
A. Theodore Mollegen, Jr.


THURMAN F. NAYLOR             Director              July 24, 1998
---------------------------
Thurman F. Naylor


STEPHEN D. FANTONE            Director              July 24, 1998
---------------------------
Stephen D. Fantone

GARY K. WILLIS                Director               July 24, 1998
---------------------------
Gary K. Willis

                                 EXHIBIT INDEX

Exhibit

  4       Benthos, Inc. 1998 Non-Employee Directors' Stock Option
          Plan*

  5       Opinion of Davis, Malm & D'Agostine, P.C.

 23.1     Consent of Arthur Andersen LLP

 23.2 Consent of Davis, Malm & D'Agostine, P.C. (contained in opinion filed as Exhibit 5)

 24       Power of Attorney


     *Incorporated herein by reference to Exhibit A to Company's definitive proxy statement filed with the Commission on or about February 27, 1998.